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                                                                    Exhibit 99.5

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of July 31, 1999 by and between Phillip Berman, a resident of California ("Berman"), and VaxGen, Inc. a Delaware corporation (the "Company").

                                   WITNESSETH:

         WHEREAS, the Company desires to continue to employ Berman as its Senior Vice President of Research and Development and Berman desires to be so employed; and

         WHEREAS, the Company and Berman desire to set forth in writing the terms of their agreement with respect to Berman's continued employment; and

         WHEREAS, the Company and Berman desire to amend and restate Section 5 of the Amended and Restated Employment Agreement executed by and between Berman and the Company on June 28, 1999 to clarify the terms therein contained; and

         WHEREAS, this Agreement replaces and supersedes the Amended and Restated Employment Agreement executed by and between Berman and the Company on June 28, 1999:

         NOW, THEREFORE. in consideration of the promises and of the mutual covenants contained herein, the parties agree as follows:

         1. Term. Berman's employment, which began on November 15, 1997, will continue in its initial term of three years, expiring on November 14, 2000. Thereafter, Berman's employment will be automatically renewed for successive one-year terms, unless notice of termination is given by either party to the other at least thirty days before the expiration of the then current term.

         2. Duties. Berman will perform such executive and administrative duties consistent with his position as Senior Vice President of Research and Development of the Company as are reasonably assigned to him by the Board and will be given such executive and administrative powers and authority as may be needed to carry out those duties. Berman shall report directly to the President of VaxGen. Berman will be responsible as Senior Vice President of Research and Development for all activities regarding research in the basic sciences and in clinical research (including laboratory clinical support) required for the Company's development of its HIV vaccine, as well as other products. The Company will provide to Berman an office, laboratory space and staff in South San Francisco as are required for the performance of his duties. Berman agrees to serve as Director of the Company and the Company agrees to cause Berman to be elected to the Board of Directors.

         3. Compensation. The Company will pay Berman an annual base salary of $200,000. Berman's annual base salary will be payable in equal installments not less


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frequently than monthly. Berman shall be entitled to an annual bonus of up to
30% of salary, such bonus to be determined solely by the Company's Board of Directors. Berman's salary and bonus will be considered annually for potential increase by the Compensation Committee of the Board of Directors.

         4.    Stock Options.

               (a) Initial Stock Option Grant. Berman received incentive and non-qualified options to purchase 200,000 (400,00 shares, pre-reverse split) shares of Common Stock of VaxGen at $7.00 per share ($3.50 per share, pre-reverse split) (with as many shares allocated to an incentive stock option as is permissible under applicable laws). The stock options will continue to be administered according to the VaxGen Stock Option Plan and shall vest over time as indicated in the Stock Option Plan; provided, however, that the option agreements shall provide that the vesting of the options shall accelerate in full immediately upon occurrence of any of the following events: (i) Change of Control (as defined below) of VaxGen; (ii) full enrollment of Phase III clinical trials of VaxGen B/E and B/B vaccines or (iii) termination of Berman's employment without cause or by Berman for Good Reason (as defined below). Upon an occurrence of event described in (iii) above, the right to exercise all nonqualified stock options shall be extended to one year from the date of termination.

               (b) Stock Option Bonus. Berman shall be entitled to an annual stock option bonus of a grant of up to 15,000 additional stock options, such bonus to be determined solely by the Company's Board of Directors.

         5. Success Bonus. In recognition of the success of the Company, Berman shall receive a one-time success bonus. Success shall be considered to have been achieved if either of the following tests is met (either of which shall be an Event of Success): (i) the public market valuation of a share of the Company's common stock, as computed on a 30 day trailing average based on the average of the daily closing price of the Company's Common Stock over such period as reported by the Nasdaq Stock Market, is equal to or greater than four
(4) times the valuation of the initial private placement ($7.00 per share, as adjusted for the April 1999 reverse stock split); or (ii) there is an acquisition of the Company through tender offer or otherwise in which all shareholders have the opportunity to participate and realize a value equal to or greater than four (4) times the valuation of the initial private placement ($7.00 per share, as adjusted for the April 1999 reverse stock split). The Compensation Committee shall notify Berman when an Event of Success has occurred. Upon the occurrence of an Event of Success, Berman shall be entitled to receive a success bonus of 75,757 shares of common stock (as adjusted for the April 1999 reverse stock split). All share and price figures set forth in this provision shall be adjusted proportionately for stock splits, reverse stock splits, dividends, combinations, consolidations or subdivisions of shares of the Company's capital stock.

         6. Change of Control. In the event the Company undergoes a change of control (a "Change of Control") by virtue of any person or entity, or affiliated group, of persons or entities, increasing its shareholding in the Company to a level of 50% or


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more of the voting stock of the Company, this Agreement shall terminate and all salary obligations to Berman outstanding in this Agreement shall be paid in full.

         7. Expenses. The Company will reimburse Berman for travel, entertainment and other expenses reasonably incurred by him in connection with his employment under this Agreement upon presentation of appropriate vouchers or receipts.

         8. Benefits. Berman shall have the right, on the same basis as other members of senior management of VaxGen, to participate in and to receive benefits under any of VaxGen's employee benefit plans, in effect from time to time. In addition, Berman shall be entitled to the benefits afforded to other members of senior management under VaxGen's vacation, holiday and business expense reimbursement policies.

         9. Early Termination of Employment. Employment under this Agreement will terminate prior to expiration of the term upon any of the following:

               (a) Death. Berman's employment hereunder shall terminate upon his death.

               (b) Disability. The Company may terminate Berman's employment hereunder if he has been unable to perform his duties hereunder for a period of six consecutive months and if he has not resumed on a full-time basis the performance of such duties within thirty days after written notice from the Company of its intent to terminate his employment due to disability.

               (c) Cause. The Company may terminate Berman's employment hereunder for Cause. For purposes of this Agreement, the term "Cause" means (i) willful and repeated failure by Berman to perform his duties hereunder which is not remedied within thirty days after written notice from the Company, (ii) conviction of Berman for a felony, or (iii) Berman's dishonesty that is demonstrably injurious to the Company.

               (d) Termination by Berman. Berman may terminate his employment hereunder for Good Reason. For purposes of this Agreement, the term "Good Reason" shall mean (i) the Company substantially reducing Berman's duties, position, authority or responsibility hereunder and not reinstating the same within thirty days after written notice from Berman, or (ii) breach by the Company of its obligations under this Agreement if not remedied within thirty days after written notice from Berman.

         10.   Benefits Upon Termination.

               (a) Voluntary Termination, Termination for Cause Due to Death or Disability. In the event of Berman's voluntary termination from employment with VaxGen or termination of Berman's employment as a result of his death or disability or for Cause, Berman shall be entitled to no compensation or benefits from VaxGen other than those earned under paragraph 3 above through the date of his termination or in the case of any stock options, vested through the time of his termination.


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               (b) Termination Without Cause or For Good Reason. If Berman's
employment is terminated by VaxGen for any reason other than for cause or by Berman for Good Reason, Berman shall be entitled to the following separation benefits:

                   (i) all accrued compensation (including pro-rated target bonus) and benefits through the date of termination;

                   (ii) continued payment of Berman's salary at his Base Salary rate, less applicable withholding, for twelve (12) months following his termination; and

                   (iii) acceleration of vesting of his options as provided in paragraph 4(a) above.

         11.   Restrictive Covenants.

               (a) Confidential Information. Berman acknowledges that, during the course of his employment with the Company, he will have access to confidential information and biological materials not generally known outside the Company (whether conceived or developed by Berman or others) and confidential information and biological materials entrusted to the Company by third parties, including, without limitations, trade secrets, techniques, formulae, biological materials, marketing and other business plans, data, strategies and forecasts (collectively, "Confidential Information"). Any Confidential Information conceived or developed by Berman during employment will be the exclusive property of the Company. Except as may be necessary in connection with the Company's business, Berman will not (during or after his employment with the Company) disclose Confidential Information to any third person, firm or entity or use Confidential Information for his own purposes or for the benefit of any third person, firm or entity. In his work for the Company, Berman will refrain from unauthorized use or disclosure of information and biological materials owned by former employers or other third parties.

               (b) Inventions. Berman will promptly disclose to the Company any discoveries, inventions, formulae and techniques, whether or not patentable, made, conceived or first reduced to practice by him, either alone or together with others, during his employment with the Company (collectively, the "Inventions"). Berman hereby assigns to the Company all of his right, title and interest in and to any Inventions. Berman will execute such documents and take such other actions as may be reasonably requested by the Company (at the Company's expense) to enable the Company to apply for, obtain, maintain and enforce patents on any of the Inventions or to facilitate the transfer or assignment of any of the Company's rights with respect to the Inventions and patents.

               (c) Company Documents. Upon the termination of his employment, Berman will deliver to the Company all documents and other tangible property containing Confidential Information which are then in his possession or control.

               (d) Covenant Not to Compete. Berman acknowledges that his duties hereunder and the services he will provide to the Company are of a special, unique, unusual and extraordinary character, which gives this Agreement particular value to the


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Company, and that it would be difficult to employ any individual or individuals to replace Berman in the performance of such duties and services. Therefore, during employment with the Company, and for a one-year period following termination of employment, Berman will not, directly or indirectly, enter into, organize, control, engage in, be employed by, serve as a consultant to, be an officer or director of or have any direct or indirect investment in any business, person, partnership, association, firm or corporation engaged in any business activity (including, but not limited to, research, development, manufacturing, selling, leasing, licensing or providing services) which is competitive with the business and/or scientific activity that the Company is developing or exploiting during Berman's employment with the Company. Nothing contained in this Agreement shall be construed to prevent Berman from owning at any time, directly or indirectly, as much as 5% of any class of equity securities issued by any corporation or other entity which are publicly traded and registered under the Securities and Exchange Act of 1934, as amended.

         12. Indemnification. The Company will indemnify Berman to the fullest extent permitted by law and will hold him harmless from and against any claim, liability or expense (including reasonable attorneys' fees) made against or incurred by Berman in connection with his relationship with the Company. This obligation will include, without limitation, prompt payment in advance of any and all costs of defending the same, including attorney's fees.

         13. No Impediment to Agreement. Except as otherwise disclosed herein, Berman hereby represents to the Company that he is not, as of the date hereof, and will not be, during employment with the Company, employed under contract, oral or written, by any other person, firm or entity and is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement which would constitute an impediment to, or restriction upon, his ability to enter into this Agreement and to perform the duties of his employment.

         14. Notices. Any notice under this Agreement must be in writing and will be deemed to have been given when personally delivered or mailed by first-class or express mail to the recipient at the following address (or such other address as shall be specified by prior written notice):

         To the Company:               VaxGen, Inc.
                                       Attn: Donald P. Francis
                                       1000 Marina Blvd., Suite 200
                                       Brisbane, CA 94005

         Copy to:                      Dr. Phillip Berman
                                       95 Cheyenne Point
                                       Portola Valley, CA 94028

         15. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability


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will not affect any other provision or the interpretation of this Agreement in any other jurisdiction.

         16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the law of conflicts.

         17. Successors and Assigns. The services and duties to be performed by Berman hereunder are personal and may not be assigned. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Berman, his heirs and representatives.

         18. Complete Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements between the parties concerning the subject matter hereof.

         19. Waiver. Failure by either party to insist upon strict adherence to any one or more of the provisions of this Agreement on one or more occasions shall not be construed as a waiver, nor shall it deprive that party of the right to require strict compliance thereafter.

         20. Survival. The obligations set forth in paragraphs 11(a) and 12 shall survive termination of this Agreement.

         21. Amendments. No amendment hereto, or waivers or releases of obligations or liabilities hereunder, shall be effective unless agreed to in writing by the parties hereto.

         22. Withholding. The Company may deduct and withhold from the payments to be made to Berman hereunder any amounts required to be deducted and withheld by the Company under the provisions of any statute, law, regulation or ordinance now or hereafter enacted.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

VaxGen, Inc.

By: /s/ ROBERT C. NOWINSKI
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Its: Chairman
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/s/ PHILLIP BERMAN
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Phillip Berman


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